Exhibit 4.3

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement dated as June 4, 2014 (this “Amendment”) is made by and between TriCo Bancshares, a California corporation (the “Company”), and Computershare Inc., a Delaware corporation and successor-in-interest to Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of June 25, 2001 by and between the Company and Mellon Investor Services LLC, as amended on July 8, 2011 (the “Rights Agreement”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

RECITALS

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to such time that any Person becomes an Acquiring Person, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates; and

WHEREAS, the Rights Agent is hereby directed to join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1. Amendment to change Final Expiration Date. Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredths of a share of Series AA Preferred Stock as to which the Rights are exercised, at or prior to the Close of Business on the Expiration Date. The “Expiration Date,” as used in this Rights Agreement, shall be the earliest of (i) the Final Expiration Date (as defined below), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof. The “Final Expiration Date,” as used in this Rights Agreement, shall be July 1, 2014.”

2. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by replacing the address of the Rights Agent with the following:

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Fax: (781) 575-4210

3. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

4. Other Amendments; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the date hereof. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

7. Descriptive Headings. The descriptive headings of the sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

8. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

9. Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of California and for all purposes will be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

TRICO BANCSHARES

By:	/s/ Richard P. Smith
Name:	Richard P. Smith
Title:	President and Chief Executive Officer

COMPUTERSHARE INC., as Rights Agent

By:	/s/ Joseph S. Campbell
Name:	Joseph S. Campbell
Title:	Vice President